ASGI AURORA OPPORTUNITIES FUND, LLC

AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT

      This Amendment dated as of the 2nd day of November, 2011 (herein called "this Amendment"), is hereby made and executed by the undersigned, as a Manager of ASGI AURORA OPPORTUNITIES FUND, LLC, a Delaware limited liability company (the "Fund") established under a Limited Liability Company Agreement dated as of November 19, 2010 (the "LLC Agreement"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the LLC Agreement, or if not defined therein, in the Fund's private placement memorandum. Preliminary Statement

      WHEREAS, pursuant to Section 3.1(e) of the LLC Agreement, the Board of Managers (the "Board") has the full power and authority, without Member approval, to authorize one or more Classes of Interests; Interests of each such Class having such preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) as the Board may determine and as shall be set forth in a resolution adopted in accordance with the LLC Agreement and, if applicable, the By-Laws;

      WHEREAS, the Board may amend the LLC Agreement, without Member approval, to provide for the terms of such Class or Classes;

      WHEREAS, the Board has authorized Class A Interests and Class I Interests as more fully described below; has authorized the amendment of the LLC Agreement to reflect the establishment of such Classes as herein set forth; and has authorized the Managing Member to execute this Amendment No. 1 to the LLC Agreement;

      NOW, THEREFORE, the Board of Managers hereby amends the LLC Agreement as follows:

      1. Article I: Definitions is hereby amended by deleting the defined term "DISTRIBUTOR" and adding the following new defined terms:

"CLASS" -- A class (within the meaning of Section 18-302 of the Delaware Act) of Interests created pursuant to
Section 3.1(e).

"CLASS A Interest" -- A Class of Interests issued by the
Fund, which Class shall be subject to the Investor
Distribution and Servicing Fee described in Section
3.8(d) and a Placement Fee described in Section 3.8(e).

"CLASS I Interest" - A Class of Interests issued by the
Fund, which Class shall not be subject to the Investor
Distribution and Servicing Fee described in Section
3.8(d) or a Placement Fee described in Section 3.8(e), but shall otherwise be subject to the same provisions as are applicable hereunder to the Class A Interests.

"PLACEMENT AGENT" - Alternative Strategies Brokerage
Services, Inc. or such additional or successor Placement
Agent as shall be designated from time to time.

      2. Section 3.8 is hereby amended by adding the following clauses (d) and (e) at the end of the section:
(d) The Fund shall pay to the Placement Agent with respect to the aggregate Net Asset Value of all Class A
Interests (to the extent such Interests have been outstanding for at least one year) an investor distribution and servicing fee for providing investor services (the "Investor Distribution and Servicing Fee"), calculated and accrued at the end of each calendar month
(before any repurchases of Class A Interests being made at the end of the applicable month), at the rate of 0.75% per annum of such aggregate Net Asset Value as of the end of such month. Such Investor Distribution and Servicing
Fee shall be paid in arrears at the end of each calendar quarter.

(e) Investments in Class A Interests of less than
$500,000 are subject to a placement fee of 2.00%;
investments in Class A Interests of $500,000 or more and less than $1,000,000 are subject to a placement fee of 1.00% and investments in Class A Interests of $1,000,000 or more are subject to a placement fee of 0.50% (in each case, the "Placement Fee"). In the event that a Member makes a contribution with respect to its Class A Interest on more than one occasion, the Placement Fee charged at the time of any contribution shall be charged at the rate that would apply if the aggregate of all of the Member's current and prior contributions were being made at that time. The Placement Fee may be waived in whole or in part by the Placement Agent in its sole discretion.
 3. Section 5.3 is hereby amended by deleting clauses
(b), (c) and (d) and adding the following as new clauses (b),
(c) and (d):

(b) Each Member's Capital Account shall have an initial balance equal to the amount of cash and the fair market value of any property constituting such Member's initial contribution to the capital of the Fund, calculated after the payment of any Placement Fee charged with respect to such contribution.

(c) Each Member's Capital Account shall be increased by the sum of (i) the amount of cash and the fair market value of any property constituting additional contributions by such member to the capital of the Fund permitted pursuant to Section 5.1 hereof, calculated after the payment of any Placement Fees charged with respect to such contributions, plus (ii) all amounts credited to such Member's Capital account pursuant to Sections 5.4 and 5.5 hereof.

(d) Each Member's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest of such Member or distributions to such Member pursuant to Sections 4.4, 5.7 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take under Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections
5.4 and 5.5 hereof; provided, however, that in the case of a Member holding a Class A Interest, such Member's
Capital Account shall first be reduced by any Investor
Distribution and Servicing Fee allocable to such Class A
Interest. Expenses with respect to any Fiscal Period shall be calculated and charged as of the last calendar day of such Fiscal Period prior to giving effect to any repurchases to be made as of the end of such Fiscal
Period.

IN WITNESS WHEREOF, the below Member has executed this Amendment as of the day and year first above written.

By: _______________________
Name:  Adam Taback
Title:  Manager


By: _______________________
Name:  James Dean
Title:  Manager


By: _______________________
Name:  James Dunn
Title:  Manager


By: _______________________
Name:  Stephen Golding
Title:  Manager


By: _______________________
Name:  James Hille
Title:  Manager


By: _______________________
Name:  Jonathan Hook
Title:  Manager


By: _______________________
Name:  Dennis Schmal
Title:  Manager

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